Exhibit 5.1

June 5, 2025

Gevo, Inc.

345 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.01 per share, of Gevo, Inc.

Ladies and Gentlemen:

We have acted as counsel to Gevo, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 15,000,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), which may be issued under the Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP